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                                                                    EXHIBIT 1.5

                        TELESP CELULAR PARTICIPACOES S.A.
                                 public company


                             NOTICE TO SHAREHOLDERS


Pursuant to the notice of material fact (FATO RELEVANTE) made public on December 29, 2003, TELESP CELULAR PARTICIPACOES S.A. ("TCP") and Tele Centro Oeste Celular Participacoes S.A. (together with TCP, "Companies") have suspended the date for the general meetings of shareholders ("Meetings") for consideration of the merger of shares ("Merger of Shares") of Tele Centro Oeste Celular Participacoes S.A. ("TCO"), previously scheduled to occur on January 7, 2004.


Although the management of the Companies are still analyzing the decision issued by the Brazilian Securities Commission (COMISSAO DE VALORES MOBILIARIOS) relating to the Merger of Shares, TCP has decided temporarily to extend the term for the election to convert preferred shares into common shares ("Conversion"), in order to comply with the requirements of United States law, which requires the establishment of an expiration date for such election.


Shareholders who intend to elect to Convert may do so at Companhia Brasileira de Liquidacao e Custodia - CBLC or at Banco ABN Amro Real S.A. ("Banco ABN Real"), the custodian of the Company's shares.


To elect to Convert at CBLC, the same procedures mentioned in the Notice of Material Fact made public on November 19, 2003 must be observed, and the shareholder must ask its custodial agent to elect to convert at CBLC, by February 2, 2004, indicating the number of preferred shares to be converted.


To elect to Convert at Banco ABN Real, the same procedures mentioned in the Notice of Material Fact made public on November 19, 2003 must also be followed, and the shareholder must make such election by January 27, 2004 at any branch of Banco ABN Real.


After the shareholder elects to Convert, be it at CBLC or at Banco ABN Real, the preferred shares will no longer be available for trading. They will be released for trading on February 4, 2004.
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The withdrawal of the election to Convert may be made at the same institution at which the election to Convert is made, during the same period available for the election to Convert.



                           Sao Paulo, January 6, 2004


                        TELESP CELULAR PARTICIPACOES S.A.

                                 FERNANDO ABELLA
                           INVESTOR RELATIONS OFFICER